Exhibit 11
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                       ENRON CORP. AND SUBSIDIARIES
                     Calculation of Earnings Per Share
                  (In Millions, Except Per Share Amounts)
                                (Unaudited)


                                                     Three Months Ended
                                                         March 31,
                                                     1997        1996

Primary Earnings Per Share
  Earnings on common stock
     Net income                                     $ 222       $ 213
     Preferred stock dividends                         (4)         (4)
                                                    $ 218       $ 209

  Average number of common shares outstanding         248         244

  Primary earnings per share of common stock        $0.88       $0.86

Fully Diluted Earnings Per Share
  Adjusted earnings on common stock
     Net income                                     $ 222       $ 213
     Preferred stock dividends                         (4)         (4)
     Add back:
       Dividends on convertible preferred stock         4           4
                                                    $ 222       $ 213

  Average number of common shares outstanding
   on a fully diluted basis
     Average number of common shares outstanding      248         244
     Additional shares issuable upon:
       Conversion of preferred stock                   19          19
       Exercise of stock options reduced by the
        number of shares which could have been
        purchased with the proceeds from exercise
        of such options                                 5           4
                                                      272         267

  Fully diluted earnings per share of common stock  $0.81       $0.80
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